ALSTON&BIRD LLP

The Atlantic Building

950 F Street, NW

Washington, DC 20004-1404

202-756-3300

Fax:202-756-3333

www.alston.com

David J. Baum

E-mail: david.baum@alston.com

August 1, 2011

Northern Lights Fund Trust II

4020 South 147th Street

Omaha, NE 68137

Opinion of Counsel Regarding Issuance of Shares

Registration Statement on Form N-14 (the “Registration Statement”)

Ladies and Gentlemen:

This opinion is being furnished in connection with the Registration Statement being filed today by Northern Lights Fund Trust II (the “Trust”), a Delaware business trust, under the Securities Act of 1933, as amended (the “Act”), relating to the proposed acquisition by the Hundredfold Select Alternative Fund, Hundredfold Select Global Fund, and Hundredfold Select Equity Fund, each a series of the Trust (the “Acquiring Funds”), of all the assets and liabilities of the Spectrum Select Alternative Fund, Spectrum Global Perspective Fund, and Spectrum Equity Opportunity Fund, each a series of the Direxion Funds (the “Acquired Funds”), respectively, and the issuance of Service Class shares of beneficial interest of the corresponding Acquiring Funds in connection therewith (the “Shares”), all in accordance with the terms of the proposed Agreement and Plan of Reorganization, by and among the Trust, on behalf of the Acquiring Funds, Direxion Funds, on behalf of the Acquired Funds, Advisors Preferred, LLC and Gemini Fund Services, LLC (the “Agreement and Plan of Reorganization”), in substantially the form included as Appendix A to the Prospectus/Proxy Statement that is part of the Registration Statement.

We are familiar with the actions taken by the Trust and its Board of Trustees in connection with the organization of the Acquiring Funds and the authorization, and the proposed issuance and sale, of the Shares, including but not limited to the adoption of a resolution authorizing the issuance of Shares in the manner described in the Registration Statement.  In addition, we have reviewed the Trust’s Agreement and Declaration of Trust, Bylaws and such other documents and matters as we have deemed necessary to enable us to render this opinion.  All assumptions and statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

We have assumed, for the purposes of this opinion, that, prior to the date of the issuance of the Shares, the Agreement and Plan of Reorganization will have been duly executed and delivered by each party thereto and will constitute a legal, valid, and binding obligation of the Trust, on behalf of each of the Acquiring Funds, and that the post-effective amendment to the Trust’s registration statement on Form N-1A creating each of the Acquiring Funds will be effective.

We have made such examination of Delaware law as we have deemed relevant for purposes of this opinion. We express no opinion as to the effect of laws, rules, and regulations of any state or jurisdiction other than the State of Delaware.

Based upon, and subject to, the foregoing, we are of the opinion that the Shares to which the Registration Statement relates when issued and sold in the manner described in the Registration Statement, will be validly issued, fully paid and non-assessable by the Trust.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Proxy Statement/Prospectus constituting a part thereof.  In giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Sincerely,

ALSTON & BIRD LLP

By:  /s/David J. Baum

A Partner

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